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                                                                   Exhibit 11(b)


                                PIPER & MARBURY
                                     L.L.P.
                              CHARLES CENTER SOUTH
                             36 SOUTH CHARLES STREET                  WASHINGTON
                                                                        NEW YORK
                         BALTIMORE, MARYLAND 21201-3018             PHILADELPHIA
                                  410-839-2530                            RESTON
                               FAX: 410-839-0480                          EASTON



                                                           August 24, 1999


MORGAN STANLEY DEAN WITTER
 NATURAL RESOURCE DEVELOPMENT SECURITIES INC.
Two World Trade Center
New York, New York 10048

                      Registration Statement on Form N-14

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Morgan Stanley Dean Witter Natural Resource Development Securities Inc., a Maryland corporation ("Natural Resource"), in connection with Natural Resource's Registration Statement on Form N-14 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), related to the transfer of substantially all of the assets of Morgan Stanley Dean Witter Precious Metals and Minerals Trust, a Massachusetts business trust ("Precious Metals"), to Natural Resource in exchange for the issuance of Class A, Class B, Class C, and Class D shares of Common Stock, par value $.01 per share ("Class A Shares," "Class B Shares," "Class C Shares," or "Class D Shares" and collectively, the "Shares"), of Natural Resource and the assumption of Precious Metals' liabilities by Natural Resource pursuant to the terms of an Agreement and Plan of Reorganization (the "Agreement") dated as of July 29, 1999, by and between Natural Resource and Precious Metals. The numbers of Class A Shares, Class B Shares, Class C Shares, and Class D Shares, respectively, to be issued are to be determined as provided in Section 2.3 of the Agreement. This opinion is being furnished to you at your request in connection with the filing of the Registration Statement.

     In this capacity, we have examined the Registration Statement, the Agreement, the Charter and By-Laws of Natural Resource, a short-form good standing certificate from the State Department of Assessments and Taxation of Maryland dated a recent date, the proceedings of the Board of Directors of Natural Resource or a committee thereof relating to the authorization and issuance of the Shares, a Certificate of the Assistant Secretary of Natural Resource (the "Certificate"), and such other statutes, certificates, instruments, and documents relating to Natural Resource and matters of law as we have deemed necessary to the issuance of this opinion.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than Natural Resource, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed


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the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts materials to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.


     We have further assumed (i) that, prior to the issuance of any of the Shares, there will exist under the Charter of Natural Resource the requisite number of authorized but unissued Class A Shares, Class B Shares, Class C Shares, and Class D Shares, respectively, and that all actions necessary to the creation of any Class A Shares, Class B Shares, Class C Shares, and Class D Shares, respectively, whether by Charter amendment or by classification or reclassification of existing capital stock and the filing of Articles Supplementary, will have been taken and (ii) that, as to the Shares to be represented by a stock certificate, appropriate certificates representing Class A Shares, Class B Shares, Class C Shares, and Class D Shares, respectively, will be executed and delivered upon issuance of any of the Class A Shares, Class B Shares, Class C Shares, and Class D Shares, respectively, and will comply with all applicable requirements of Maryland law and the Agreement.


     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:


     1. Natural Resource is a corporation validly existing and in good standing under the laws of the State of Maryland.


     2. Upon issuance and delivery of the Shares against payment therefor in accordance with the terms and provisions of the resolutions authorizing their issuance, the Registration Statement (as declared effective under the Act), and the Agreement, the Shares will have been duly and validly authorized and will be validly issued, fully paid, and non-assessable.


     In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion. To the extent that any documents referred to herein are governed by the law of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.


     The opinion expressed herein is solely for (i) the use of Natural Resource in connection with the Registration Statement, and (ii) the use of Mayer, Brown & Platt in giving their legality opinion to be filed as an exhibit to the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Proxy Statement and Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,


                                        /s/ Piper & Marbury L.L.P.



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